EXHIBIT 10.147

THIS AMENDMENT AGREEMENT No. 4 (this Amendment Agreement) is dated as of May 17, 2007

BETWEEN:

(1)	HALO TECHNOLOGY HOLDINGS, INC. (formerly Warp Technology Holdings, Inc.), a Nevada corporation, as borrower (the Company); and

(2)	FORTRESS CREDIT CORP., in its capacity as agent to the Lenders under the Credit Agreement referred to below (in that capacity, the Agent).

WHEREAS:

(A)	The Company, the Lenders (referred to therein) and the Agent are parties to that certain credit agreement dated August 2, 2005, as amended by Amendment No. 1 dated as of October 26, 2005, Amendment No. 2 dated as of October 11, 2006 and Amendment No. 3 dated as of November 20, 2007 (the Credit Agreement).

(B) The Company failed to make the (i) last two installments of a mandatory prepayment pursuant to Clause 7.2(b) of the Credit Agreement and Section 3(a) of Amendment No. 3 to the Credit Agreement (Amendment No. 3), in the amount of US$500,000 due on February 28, 2007 and in the amount of US$1,000,000 due on March 30, 2007 and (ii) the scheduled principal repayment on in the amount of $833,063 due on May 2, 2007.

(C) The Company failed to pay the full amount of interest accrued on the Loan for the Interest Period commencing on (and including) April 1, 2007 and ending on (and including) April 30, 2007 and the Company owes interest at the Default Rate for the period commencing on (and including) March 1, 2007 and ending on (and including) April 30, in accordance with Clause 8.4 of the Credit Agreement, in an aggregate amount of $106,741.19;

(D) The Company failed to pay to the Agent for the benefit of the Lenders a reorganization success fee pursuant to Section 3(d) of Amendment No. 3 in the amount of US$200,000 on March 30, 2007.

(E) The Company failed to pay to the Agent for the benefit of the Lenders the final installment of an amendment fee pursuant to Section 10(a) of Amendment No. 3 in the amount of US$100,000.

(F) This Amendment Agreement is supplemental to and amends the Credit Agreement. The Company and the Agent have agreed that the Credit Agreement should be amended as set forth in this Amendment Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Terms defined in the Credit Agreement (by reference or otherwise) have, unless expressly defined in this Amendment Agreement, the same meanings in this Amendment Agreement.

1.2	Construction

The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Amendment Agreement as though they were set out in full in this Amendment Agreement, except that references to “this Agreement” are to be construed as references to this Amendment Agreement.

2.	EFFECT OF AMENDMENT AGREEMENT

With effect on and from the date of this Amendment Agreement, the Credit Agreement will be amended by, and the rights and obligations of the parties thereto relating to their future performance under the Credit Agreement will be governed by and construed in accordance with, the Credit Agreement as amended, modified and supplemented by this Amendment Agreement.

3.	AMENDMENTS AND WAIVERS

Notwithstanding anything contained in the Credit Agreement to the contrary, the Company and the Agent hereby agree that:

(a)	Provided that the Agent and Lenders have complied with the terms hereof, the Company shall cause Empagio, Inc. (Empagio) to sell its assets and assign its liabilities to Empagio Acquisition Corporation (the Purchaser) pursuant to the Asset Purchase Agreement entered into as of May 17, 2007, by and among the Purchaser, Empagio, the Company and Seth Bernstein, as Guarantor, a copy of which is attached hereto as Annex I (the Empagio Purchase Agreement);

(b)	immediately upon receipt of the same, the Company shall pay to the Agent the full amount of the deposit to be paid by the Purchaser under the Empagio Purchase Agreement, which the Agent shall hold as collateral for the Company’s obligations hereunder pending the closing of the sale of the Company’s equity interest in Empagio to the Purchaser under the Empagio Purchase Agreement (the Disposition), which deposit shall be applied by Agent upon the Disposition towards payment of amounts due under Section 3(c);

(c)	simultaneously with the closing of the Disposition (the Disposition Date), the Company shall pay to the Agent an amount equal to US$12,750,000 (i) less the amount of the deposit paid to the Agent under Section 3(b) hereof, (ii) plus each of (x) the amount equal to the Working Capital Excess (as defined in the Empagio Purchase Agreement), if there is any Working Capital Excess, and (y) the amount, if any, by which US$250,000 exceeds the amount to be paid to Richard Bigelow in connection with the closing of the Disposition (the Bigelow Payment);

(d)	the Company shall pay to the Agent US$250,000 on July 31, 2007;

(e)	each of the payments to be made by the Company to the Agent in clauses (b), (c) and (d) above shall be applied towards payment of (i) the reorganization success fee payable pursuant to Section 3(d) of Amendment No. 3 equal to US$200,000, (ii) the final installment of the amendment fee payable pursuant to Section 10(a) of Amendment No. 3 equal to US$100,000, (iii) an amendment fee to the Agent for the benefit of the Lenders equal to US$100,000 as consideration for entering into this Amendment Agreement, (iv) any amounts then due and owing under the Credit Agreement, and (v) a partial prepayment of the outstanding principal amount of the Loan;

(f)	the Company shall pay to the Agent an amount equal to US$135,041.49 no later than 5:00 PM (New York time) on May 17, 2007, which shall be applied to the payment of each of (i) interest at the Default Rate for the period commencing on (and including) March 1, 2007 and ending on (and including) April 30, in the amount of US$106,741.19 and (ii) interest at the Default Rate for the period commencing on (and including) May 1, 2007 and ending on (and including) May 17, 2007, in the amount of US$ 28,300.30 (such amounts collectively referred to as the Unpaid Interest);

(g)	the Company shall ensure that the Disposition Date occurs on or prior to May 31, 2007;

(h)	the Company shall deliver to the Agent each of (i) documentation provided to or received from the Purchaser evidencing the actual working capital adjustment calculated under the Empagio Purchase Agreement on or prior to the Disposition Date or thereafter in accordance with the Empagio Purchase Agreement, and (ii) documentation satisfactory to the Agent evidencing the amount of the Bigelow Payment on or prior to the Disposition Date,;

(i)	the Credit Agreement is amended by deleting the definition of “Maturity Date” in its entirety and replacing it with the following:

“Maturity Date” means September 28, 2007;

(j)	so long as no Event of Default has occurred after the date hereof, the Company shall not be required to make the principal repayment currently scheduled to be due on August 2, 2007;

(k)	for the avoidance of any doubt, (i) the Company shall be required to pay Interest (including any Interest that accrues at the Default Rate) as and when Interest becomes due under the Credit Agreement, (ii) the Company shall be required to repay the Loan in full on or prior to the Maturity Date; and (iii) there is no Default Rate interest due under the Credit Agreement as of the date hereof other than the Unpaid Interest;

(l)	the Company shall deliver to the Agent, on or prior to August 31, 2007, evidence that the Company has entered into a commitment letter (in form and substance reasonably satisfactory to the Agent) with a third party (reasonably satisfactory to the Agent) to either make a loan available to or purchase assets from the Company in or for an amount which will be sufficient to enable the Company to repay the Loan in full on or prior to the Maturity Date;

(m)	for the avoidance of any doubt, if any Deferred Payments (as defined in the Empagio Purchase Agreement) are made to the Company prior to the date on which the Loan and all other amounts owing to any Lender or the Agent under the Credit Agreement have been paid in full in cash, such Deferred Payments shall be paid to the Agent.

(n)	for avoidance of any doubt, (i) the Company may not assign, transfer or otherwise monetize any of its rights under the Empagio Purchase Agreement (including the right to receive Deferred Payments), (ii) the Company shall not agree to any amendment or modification to the Empagio Purchase Agreement without prior written consent of the Agent; acting in its sole discretion and (iii) all of the Company’s rights under the Empagio Purchase Agreement (including the right to receive Deferred Payments) constitutes Collateral under the Security Agreement dated August 2, 2005 between the Company and the Agent and the Company is granting the Agent a first priority security interest in all such rights;

(o)	the Credit Agreement is amended by deleting Schedule 15 (Financial Terms and Covenants) to the Credit Agreement in its entirety;

(p)	Tranche C is no longer available to be borrowed and that each Lender’s remaining Commitment is hereby cancelled; and for the avoidance of doubt, except for the unused facility fee in the amount of $27,083.33 which has accrued until and including the date hereof and which is due on May 31, 2007, no other commitment fees or other amounts will be due to the Lenders in connection with Tranche C;

(q)	the Company ‘s failure to comply with its obligations under this Section 3 or the termination of the Empagio Purchase Agreement for any reason whatsoever (unless caused by the Agent refusing to negotiate in good faith the terms of the release letter described in Section 3(r)) shall constitute an immediate Event of Default under the Credit Agreement, and, for the avoidance of any doubt, the Company’s failure to comply with its payment obligations under Section 3(b), 3(c), 3(d), 3(f) and 3(p) shall constitute an immediate Event of Default under Section 19.2 of the Credit Agreement; and

(r)	the Agent agrees that, upon receipt of the indefeasible and irrevocable payment of all amounts set forth in Section 3(c) it will release its security interest in the assets being sold by Empagio to the Purchaser pursuant to the Empagio Purchase Agreement, and that on the Disposition Date it will, if requested by the Purchaser, enter into a letter in form and substance reasonably satisfactory to the Agent confirming that such release will occur immediately upon receipt of the indefeasible and irrevocable payment of all amounts set forth in Section 3(c).

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

The Company makes each representation and warranty set out in Clauses 4.2 (Powers and Authority) through 4.6 (Credit Agreement) of this Amendment Agreement to each Finance Party.

4.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of this Amendment Agreement and the transactions contemplated by this Amendment Agreement.

4.3	Legal validity

(a)	This Amendment Agreement is its legally binding, valid and enforceable obligation.

(b)	This Amendment Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

4.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Amendment Agreement do not and will not:

(a)	conflict with any law or regulation applicable to it; or

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which:

(i)	has a Material Adverse Effect;

(ii)	could reasonably be expected to result in any liability on the part of any Finance Party to any third party; or

(iii)	could require the creation of any Lien over any asset in favor of a third party.

4.5	Authorizations

All authorizations required by it in connection with the entry into, performance and validity and enforceability of, and the transactions contemplated by, this Amendment Agreement have been obtained or effected (as appropriate) and are in full force and effect.

4.6	Credit Agreement

The Company hereby represents and warrants that, on the date of this Amendment Agreement, the representations and warranties set out in Clauses 15.2 (Status) through 15.16 (United States laws) of the Credit Agreement:

(a)	are true with each such representation and warranty being understood to mean such representation and warranty as amended (if amended at all) pursuant to Clause 3 (Amendments) of this Amendment Agreement; and

(b)	would also be true if references to “this Agreement” were construed as references to the Credit Agreement as amended by this Amendment Agreement.

provided, however, that with respect to the representations and warranties set out in Clause 15.10 (Litigation), (i) the litigation filed in Georgia state court (State of Georgia Civil Action Number 2007CV131153, Awald et al. v. Halo Technology Holdings, Inc.), were such litigation determined adversely to the Company, and (ii) the litigation filed in Illinois state court, Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 07CH12078 (the “Crestview Suit”) were such litigation determined adversely to the Company, then either such litigation would likely have a Material Adverse Effect.

4.7	Acknowledgment of Reliance

The Company acknowledges that it makes such representations and warranties with the intention of persuading Agent (on behalf of the Lenders) to enter into this Amendment Agreement and that the Agent has entered into this Amendment Agreement on the basis of, and in full reliance on, each of such representations and warranties.

5.	GOVERNING LAW, ETC.

This Amendment Agreement is governed by the laws of the State of New York. The provisions of Clauses 36 (Governing Law) and 37 (Enforcement) of the Credit Agreement are incorporated by reference into this Amendment Agreement as if fully set out herein, with each reference to “this Agreement” (including in the definition of Finance Documents) being understood to be a reference to this Amendment Agreement.

6.	SEVERABILITY

If any provision of this Amendment Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Amendment Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Amendment Agreement.

7.	COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Agreement.

8.	COMPLETE AGREEMENT

This Amendment Agreement, the Credit Agreement and the other Finance Documents contain the complete agreement between the Parties on the matters to which such agreements relate and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to those matters.

9.	NATURE OF THIS AMENDMENT AGREEMENT

(a)	By signing this Amendment Agreement, the Parties designate this Amendment Agreement as a Finance Document.

(b)	Except as specifically amended by this Amendment Agreement, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The Credit Agreement and this Amendment Agreement will be read and construed as a single document.

10.	RELEASE

The Company on behalf of itself, its Subsidiaries and Affiliates hereby acknowledge, effective upon the date of this Amendment Agreement, that the Company and its Subsidiaries and Affiliates, have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of any Obligor’s liability to repay all amounts due and owing under the Credit Agreement or to seek affirmative relief or damages of any kind or nature from the Agent, any Lender or any of their past and present officers, partners, members, directors, servants, agents, attorneys, assigns, employees, heirs, parents, subsidiaries, or any other Person acting for or on behalf of any of them. The Company and its Subsidiaries and Affiliates, all their successors, assigns, Subsidiaries and Affiliates and any Person acting for or on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Agent and the Lenders and all of the Agent’s and Lenders’ past and present officers, partners, members, directors, servants, agents, attorneys, assigns, employees, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing or to the documents related to the transaction contemplated herein. The parties agree that none of Crestview Capital Master, LLC and Crestview Capital Partners LLC shall be considered an “Affiliate” of the Company for the purposes of this paragraph.

The Agent, for and on behalf of itself and the Finance Parties, hereby acknowledges that the existing defaults described in Whereas clauses (B), (C), (D) and (E) of this Amendment Agreement shall be deemed to be cured upon payment of the amounts payable pursuant to Sections 3(b), 3(c), 3(d) and 3(f) of this Amendment Agreement.

The undersigned, intending to be legally bound, have executed and delivered this Amendment Agreement on the date stated at the beginning of this Amendment Agreement.

Signatories

Company

HALO TECHNOLOGY HOLDINGS, INC.

By: /s/ Ernest C. Mysogland
Name: Ernest C. Mysogland
Title: Executive Vice President

Agent
FORTRESS CREDIT CORP.,

as Agent for and on behalf of the Finance Parties

By:	/s/ Marc K. Furstein Name: Marc K. Furstein

Title: Chief Operating Officer